KOVITZ INVESTMENT GROUP PARTNERS, LLC

CODE OF ETHICS

TABLE OF CONTENTS

Policy	2

Background	2

Responsibility	2

Definitions	2

Code of Ethics	4

A. Standards of Business Conduct, Principles and Goals	4

B. Specific Procedures	5

l. Reporting Obligation	5

2. Acknowledgement of Receipt	5

3. Personal Securities Transactions	6

4. Ancillary Policies Included by Reference	9

5. Political Contributions	10

6. Outside Activities	10

7. Insider Trading, Information Barrier, and Restricted List	10

8. Gifts and Entertainment	13

9. Confidentiality of Client information	15

C. Enforcement	17

D. Recordkeeping	17

POLICY

This policy constitutes the Kovitz Investment Group Partners, LLC (“Kovitz” or the “Company” or the “firm”) Code of Ethics pursuant to the Rule (hereinafter defined) and is binding upon each of our supervised persons/employees.

BACKGROUND

The Advisers Act requires advisers to identify “advisory representatives,” the reporting of personal investments on a quarterly basis and the maintenance of records of personal securities transactions. Advisers to registered investment companies are required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act.

In July 2004, the SEC adopted a new rule (the “Rule”) (Rule 204 A-1), similar to Rule 17j-1 under the Investment Company Act, requiring SEC registered advisers to adopt a code of ethics that would require, among other things, setting ethical standards for its supervised persons relating to compliance with the securities laws, safeguarding material non-public information about clients’ transactions and portfolio holdings, filing of initial and annual reports of securities holdings for access persons, and providing Form ADV Part 2A summary disclosure about the adviser’s code of ethics.

Given its size, the nature of its advisory activities, and its organizational structure, the Company considers all of its supervised persons/employees to also be “Access Persons” for purposes of compliance with Rule 17j-1 of the Investment Company Act. Such terms are used interchangeably. That is, all of the Company’s supervised persons/employees, in connection with their functions and duties, make, participate, or obtain information regarding the purchase or sale of securities in client accounts (or recommendation thereof), including clients that are registered investment companies (mutual funds).

An investment adviser’s policies and procedures, including its code of ethics, and reviews thereof, should be designed to detect and prevent among other things, possible insider trading, conflicts of interests and regulatory violations.

From time to time, Kovitz utilizes third-party vendors to assist with certain compliance responsibilities. Kovitz’s compliance department uses such systems to monitor personal accounts and trading along with receiving affirmations and certifications from employees.

RESPONSIBILITY

The compliance staff has the primary responsibility for the implementation, maintenance and enforcement of our Code of Ethics (the “Code”) and our policy on personal securities transactions and activities, practices, disclosures and recordkeeping, including an annual review thereof.

DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

♦	“Access person” means any supervised person who: has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or is involved in making securities recommendations (or has access to such recommendations) to clients that are non-public.

♦	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

♦	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

♦	“Commission” means the Securities and Exchange Commission.

♦	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules by the Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury.

♦	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holding in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Kovitz or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Kovitz or a control affiliate acts as the investment adviser or principal underwriter for the fund.

♦	“Supervised person” means directors, officers and partners of Kovitz (or other persons occupying a similar status or performing similar functions); employees, independent contractors, officers and directors of Kovitz; and any other person who provides advice on behalf of Kovitz and is subject to Kovitz’s supervision and control.

CODE OF ETHICS

Kovitz has adopted the following Code and procedures.

A.	STANDARDS OF BUSINESS CONDUCT, PRINCIPLES AND GOALS

We recognize that we have a fiduciary duty to our clients in connection with providing professional and unbiased investment advisory services to our clients, which includes a duty of honesty, good faith, fair dealing and acting solely in the best interest of our clients. Conflicts of interest, perceived or actual, whereby the interests of the Company or our employees may not be aligned with the interests of our clients, must be identified, addressed, disclosed (where appropriate), and resolved (in favor of our clients). To this end, we are committed to establishing, implementing, reviewing and enforcing a set of procedures which are reasonably designed to prevent violations of applicable securities laws, detect any such violations which might occur, and correct any such violations. It is the goal of this Code to memorialize our commitment to ethical conduct and to provide guidance to our supervised persons/employees as to our expectations of their behavior. We expect our supervised persons/employees to:

♦	Be guided in their actions at all times by a moral compass and by what is best for our clients.

♦	Protect our clients’ interests, first and foremost.

♦	Protect our firm’s reputation.

♦	Detect and prevent the violation of the securities laws and comply with securities laws.

♦	Remain educated and familiar with this Code and applicable securities laws and attend all required applicable training sessions.

♦	Ensure that their personal securities transactions are consistent with this Code and applicable securities laws so as not to exploit (or give the appearance of exploiting) their position of trust, including with respect to possession of non- public information about clients, securities holdings or securities transactions.

♦	In connection with any securities transaction for or on behalf of a client, refrain from misleading, engaging in manipulative conduct, or employing any device, scheme, or artifice to defraud such client.

♦	Identify, disclose, and avoid conflicts of interest.

♦	Not inappropriately favor the interests of one client over another (whether based on size of the account, revenue generated by the account, the potential for performance fees, accounts closely related to the employee, or otherwise).

♦	Not recommend or participate in any investment advice or decision (including related to affiliated hedge fund and private equity offerings) without disclosing to the client any material personal (to the employee) beneficial ownership, relationship or other interest (i.e. in the issuer, the holding, etc.).

♦	Keep confidential the identity, financial circumstances, and all personal information of (and status as) clients, the identity of client security holdings and transactions, and the Company’s securities recommendations, trading strategies and client investment advice.

Where the Company provides advisory services to clients that are mutual funds, the Company expects its supervised persons/employees/Access Persons to adhere to additional standards of business conduct and principles. We expect our supervised persons/employees/Access Persons to:

♦	Refrain from making untrue statements of a material fact to such mutual fund clients, or omit to state a material fact necessary in order to make the statements made to such mutual fund clients, in light of the circumstances under which they are made, not misleading.

♦	Refrain from engaging in any act, practice or course of business that operates as a fraud or deceit on the mutual fund client.

♦	Refrain from engaging in any manipulative practice with respect to such mutual fund clients.

We recognize that, in particular, conflicts of interest and securities law violations are particularly possible in connection with the securities holdings and transactions of employees, particularly those employees with access to non-public information about client holdings or transactions. We allow employees to maintain personal securities accounts, provided that any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with our fiduciary duty to our clients and consistent with regulatory requirements. To this end, each employee must identify any personal investment accounts and report all reportable holdings, transactions, and investment activity on at least a quarterly basis to our Chief Compliance Officer (“CCO”), or other designated officer, all as more specifically set forth below.

SPECIFIC PROCEDURES

1.	REPORTING OBLIGATION

Each supervised person/employee is required to promptly report each violation of this Code of which he or she is aware to the Chief Compliance Officer or alternate designee. All such reports made in good faith will be treated confidentially to the extent permitted by law. Retaliation against a supervised person/employee who in good faith reports a violation of this Code is prohibited.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

2.	ACKNOWLEDGEMENT OF RECEIPT

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as require by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code established herein.

3.	PERSONAL SECURITIES TRANSACTIONS

Definitions

“Security Transaction Designate:” The Kovitz employee who has been designated to approve securities transactions by employees and maintain records of trade requests resolutions. The primary Security Transaction Designate is the Chief Compliance Officer.

Policy Guidelines

1.	This policy applies to all employees of Kovitz.

2.	Trading restrictions are dependent on the role the employee serves within Kovitz.

a.	Investment Team members, Financial Advisors and Associate Financial Advisors:

1.	Employees can only trade in mutual funds, ETFs, and fixed income securities for their Account(s).

2.	Trading equity securities within an employee Account is prohibited, unless:

a.	the Account is managed by Kovitz and all trades are at the direction of one of Kovitz’ investment teams (i.e., core holdings for a Kovitz investment strategy): or

b.	the employee has no direct or indirect influence or control over trading in the Account (i.e., the Account is managed by a third- party advisor).

3.	Preclearance of trades in employee Accounts is not required if they comply with the above guidelines. Employees can request preclearance of the following trades:

a.	selling a legacy equity position; or

b.	buying or selling any securities of Focus Financial Partners, Inc. (FOCS).

c.	option trading on core securities of the employee’s investment team.

b.	All other Kovitz employees (e.g. operations, human resources, information technology, etc.)

1.	Employees can trade in mutual funds, ETFs, and fixed income securities for their Account(s).

2.	Trading of equity securities and options within an employee Account is allowed as long as:

a.	The equity and option underlying security is NOT a core security of the investment team you service (e.g. Chicago, Wisconsin, California);

b.	Employee has submitted a pre-clearance of the security and received approval, and

c.	The employees Account is established with an electronic feed within the third-party compliance system.

3.	Employees can also request preclearance of the following trades:

a.	selling a legacy equity position; or

b.	buying or selling any securities of Focus Financial Partners, Inc. (FOCS).

3.	In certain extraordinary situations, an employee may also be able to purchase an equity security for their Account(s) outside of the parameters described above. Employee will need to submit a pre-clearance request through SCT detailing the reasoning and wait for Compliance approval prior to execution.

4.	Preclearance of trades should be done through our third-party compliance system, Schwab Compliance Technologies (“SCT”). Where applicable, prior approval from Compliance is required.

5.	Each employee of Kovitz shall, from time to time, provide the Chief Compliance Officer with an updated list of all of their Account(s). For each such Account(s), such employee shall arrange for Kovitz to receive duplicate trade confirmations and/or account statements.

6.	When an employee buys or sells for their own accounts (employee or employee-related) the same securities that are bought and sold for KIG clients, there are potential conflicts of interests inherent in these activities. In such event, the employee is prohibited from disadvantaging KIG clients, such as buying or selling a security prior to buying or selling the same security for KIG clients. For purchases or sales of securities that occur on the same day in client accounts and employee/employee-related accounts, the firm will generally apply an average price, so no accounts receive an advantage over others. Any advantage which results notwithstanding the above described policies and procedures will be resolved in favor of affected KIG client accounts.

7.	Notwithstanding the policies and procedures contained herein, each employee must also comply with Kovitz’s procedures pertaining to insider trading, use of material non-public information, Restricted/Watch lists, and Kovitz’s Code.

Considerations

1.	In implementing these policies and procedures, the Chief Compliance Officer will give primary consideration to (a) not violating Kovitz procedures and applicable law; and (b) not disadvantaging Kovitz clients or taking unfair advantage of Kovitz clients (i.e. buying before a larger purchase or selling before Kovitz exits a large position).

2.	The firm acknowledges that there may be events, tax situations, or other personal reasons that lead to, for example, an employee’s need to liquidate securities for cash (for the purchase of home, etc.) or to take advantage of tax losses/gains. Conversely, the employee may desire to purchase securities after depositing cash (in connection with receipt of salary, bonuses, settlements, tax refunds, or other sources). Such situations are similar to clients’, but the employees’ activities may not coincide with the firm’s investment decisions with respect to client accounts or the firm’s affiliated private funds.

Supervisory Responsibility

The CCO will have general supervisory responsibility with respect to these Personal Account Trading Guidelines.

Holdings Reports

●	Within ten (to) days of becoming a supervised person/employee, each employee will submit to the Chief Compliance Officer an initial Holdings Report which shall include the following:

○	the title, ticker symbol and type of reportable security (excludes money market funds and unaffiliated mutual funds) held, the CUSIP number, and the number of shares or principal amount of the security held (list of reportable securities)

○	the name of any broker-dealer or bank at which securities (not limited to “reportable” securities) accounts are held (list of accounts), and the date the account is opened (unless opened prior to joining the Company)

○	the date the Holdings Report is submitted

●	Each supervised person/employee must submit a Holdings Report containing the above- referenced information annually, as of December 31st of each year.

Transaction Reports

●	Each supervised person/employee must submit a Transaction Report no later than thirty (30) days after the end of each calendar quarter, which shall include the following with respect to transactions in reportable securities (the same securities covered by Holdings Reports) during the applicable calendar quarter:

○	transaction date, title, type, CUSIP number and ticker symbol of security, interest rate and maturity date, number of shares or principal amount

○	nature of transaction

○	price effected

○	name of effecting broker-dealer or bank

○	the date the Transactions Report is submitted

Miscellaneous

●	Supervised Persons/employees are to identify to the Chief Compliance Officer each personal investment account and each other account in which the supervised person/employee has a beneficial interest, including any accounts for immediate family and household members, upon hire, annually thereafter and upon opening or closing any such account(s).

●	All access persons are required to notify the compliance department when they open an Account. Employees should submit the Account information through SCT for compliance review.

●	Funds owned 25% or more by Company employees, officers and partners will be subject to this Code and be deemed to be a proprietary account.

●	Holdings Reports may not contain securities information that is more than 45 days old; in addition, Transaction Reports may not contain securities information that is more than 30 days old.

●	Holdings and Transactions Reports must be submitted for all securities in which the supervised person/employee has direct or indirect beneficial ownership or control, and will include, at a minimum, securities owned by spouses and children, and any other family member that resides with the supervised person/employee.

●	The Chief Compliance Officer will review submitted Holdings and Transactions Reports for, among other things, evidence of the following, it being acknowledged that the Chief Compliance Officer will consider relevant factors (such as liquidity and market capitalization of the holdings, size of positions, type of holdings, etc.) in determining the scope of the review:

○	front running

○	trading on inside information

○	violation of this Code (i.e., failure to obtain approval)

○	fraudulent activity (i.e., market timing)

○	violation of Company Ancillary Policies (e.g., Restricted Lists)

●	It is contemplated that securities account statements and trade confirmations will in part be used for Holdings and Transactions Reports submissions.

●	Transactions by supervised persons/employees (including by spouses) in hedge funds, IPOs and other investments in private placements, limited offerings and limited partnerships will be covered by this Code. Investments in private placements not sponsored by Kovitz and IPOs must receive prior approval from compliance (any such transactions by the Chief Compliance Officer must be approved by a senior or independent person Compliance will take into consideration, among other things, whether the investment opportunity should be reserved for clients and whether the employee received the investment opportunity by reason of his or her position with the Company.

●	Reviews of investments in private placements will factor in the following:

○	Determination that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client;

○	Whether or not the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage;

○	Whether or not the opportunity is being offered to an individual by virtue of his/her position with the company or its affiliates, or his/her relationship to a managed fund or account; Employees must comply with requests for information and/or documentation necessary to satisfy itself that no actual or potential conflict, or appearance of a conflict, exists between the proposed private placement purchase and the interests of any managed fund or account.

●	No supervised person/employee may knowingly personally engage in a securities transaction with a client.

4.	ANCILLARY POLICIES INCLUDED BY REFERENCE

We have adopted and require compliance with the following Ancillary Policies, which are hereby incorporated as part of this Code:

●	Account Review and Management Guidelines

●	The average pricing and prohibition on front running contained in our Trading Policies and Procedures and disclosed in our ADV Part 2A.

●	Our Gifts, Insider Trading, Trading, and Privacy procedures referenced herein.

NOTE: With respect to the above-referenced insider trading policy, material non-public information concerning our security recommendations and our clients’ securities holdings and transactions are covered.

5.	POLITICAL CONTRIBUTIONS

Supervised persons/employees (a) are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities, and (b) should not consider our current or anticipated business relationships as a factor in soliciting political or charitable donations. Please refer to the Kovitz Compliance Manual for more policies and procedures related to Political Contributions.

6.	OUTSIDE ACTIVITIES

Due to the significant potential for conflicts of interest, supervised persons/employees must obtain the prior approval of the Compliance to serve on the Board of Directors of a publicly traded company through SCT.

Supervised persons/employees are discouraged from engaging in outside businesses or investment activities that may interfere with their duties to the Company or their fiduciary duty to clients, including directorships of private companies, consulting engagements, public/charitable positions, and acceptance as executor, trustee or power of attorney, and any such activity or position must be disclosed in advance to the Company through SCT.

Supervised persons/employees must disclose to the Company all activities and personal interests that might present a conflict of interest.

7.	INSIDER TRADING, INFORMATION BARRIER, AND RESTRICTED LIST

General – Background

Certain information received by the Company in the course of its activities may be “inside” information within the meaning of federal securities laws that prohibit the fraudulent misuse of such information in connection with the purchase or sale of securities. For purposes of the Company’s policies and procedures, “inside” information includes “material, non-public” information provided to the Company by an external source such as a client, prospective client, or other third party with the expectation that the Company will keep the information confidential and use it only for the benefit of the client or prospective client.

No employee of the Company may trade in a security, either personally or on behalf of any client, employee, or employee-related account, while in possession of material, non-public information regarding that security; nor may any partner, officer, or employee of the firm communicate material, non-public information to others in violation of the law.

No employee may disclose inside information to others, except disclosures made in accordance with the Company’s policies and procedures to other Company personnel or persons outside the Company (such as the Company’s outside legal counsel or the client’s attorneys or accountants) who have a valid business reason for receiving such information. Any person that may become privy to inside information is restricted from acting upon such information and should bring such information to the direct attention of the Compliance department.

To the extent applicable, the Company expects its employees to only share material information about security issuers that is substantiated, consistent, and can be corroborated with independent sources.

Additional information can be found in the firm’s stand-alone insider trading, information barrier, and restricted list policies and procedures.

Definitions

Employee: Includes all officers, directors, registered representatives, clerks, secretaries, etc. of the Company.

Employee Account: Includes any personal account of an employee, any joint account in which the employee has an interest, any account in which the employee is a tenant in common with another person; and any other account over which the employee has investment discretion or may otherwise exercise control or in which the employee has a direct or indirect beneficial or financial interest, including the accounts of entities controlled directly or indirectly by the employee, trusts for the benefit of the employee or for which the employee acts as trustee, executor or custodian.

Employee-Related Account: Includes the following accounts if maintained by the Company: the accounts of an employee’s family members including but not limited to, an employee’s spouse, children, grandchildren, parents, grandparents, siblings and in-laws; the account of any person who resides with or receives support from the employee; and any account for the benefit of any member of an employee’s family other than an account defined by these policies and procedures as an employee account.

Information Barrier: is a policy and procedure within an organization that is erected in order to prevent exchanges or communication that could lead to conflicts of interest.

Material Information: Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, hold or sell a security. In other words, there must be a substantial likelihood that disclosure of the information would have been viewed by a reasonable investor as having significantly altered the total mix of information made available. Information may be material even if it relates to speculative or contingent events.

Material information may include information about:

♦	dividend increases or decreases;

♦	earnings or earnings estimates;

♦	changes in previously released earnings or earnings estimates;

♦	write-downs of assets;

♦	additions to reserves for bad debts;

♦	expansion or curtailment of operations;

♦	increases or declines in orders, new products, or discoveries;

♦	borrowing;

♦	litigation;

♦	liquidity problems;

♦	bankruptcies or receiverships;

♦	management developments;

♦	contests for corporate control;

♦	public offerings of securities;

♦	changes of ratings of debt securities;

♦	proposed transactions such as refinancings;

♦	tender offers;

♦	recapitalizations,

♦	leveraged buy-outs,

♦	acquisitions, mergers, restructurings, or purchases or sales of assets;

♦	advance knowledge of unannounced government actions that is likely to have an effect on the market;

♦	knowledge of unannounced events that will affect one or more companies in a significant way; or knowledge of unannounced inventions.

Non-public Information: Unless information has been publicly disclosed, such as by means of a press release, in the Dow Jones or Reuters press services, in a newspaper, in a public filing made with a regulatory agency, in materials sent to shareholders or potential investors such as a proxy statement or prospectus, or in materials available from public disclosure services, Company associated persons should assume that all information obtained in the course of their employment by the Company should be considered non-public information.

Proprietary Information: Certain information possessed by associated persons of the Company is proprietary to the Company. Such information may include unpublished research information, opinions, and recommendations; the Company’s security positions; the Company’s intentions with respect to trading in its proprietary accounts; the Company’s investment or trading strategies or decisions; pending or contemplated customer orders; unpublished analyses of companies, industries or economic forecasts; and analyses done by research personnel of companies that are potential acquirers of other companies or their assets or companies that are possible candidates for acquisition, merger, or sale of assets.

Restricted List: The List is comprised of accounts whose owners are on the boards of publicly traded entities, are insiders of such companies, or by virtue of their employment are restricted from transacting in certain publicly traded companies. The List also includes securities in which certain clients have directed the Company not to invest for personal reasons.

Securities: The term securities includes all forms of stock, notes, bonds, debentures, and other evidence of indebtedness, investment contracts, futures, and all securities derivative of such securities (i.e. options, warrants, stock index futures).

8.	GIFTS AND ENTERTAINMENT

Kovitz acknowledges that if our firm or our employees participate in or sponsor sales contests or otherwise receive or give excessive gifts and entertainment from or to vendors, mutual funds and/or clients, we or they may be tempted to make business and investment decisions for reasons other than the best interests of our clients. In order to identify and mitigate these risks, we have adopted the following guidelines, policies and procedures.

Procedures

Gifts:

♦	No employee may accept or give any gift or gratuity from or to any self-regulatory organization or governmental entity having jurisdiction over the Firm or its affiliates, or from or to any person, principal, proprietor, employee, agent or representative of any such entity.

♦	No employee may give or accept any gift, payment, award, or gratuity in connection with any sales contest, or otherwise in connection with sales activities, without the prior approval of the Compliance department.

♦	Reasonable (in amounts, value, and frequency) gifts and gratuities made or given by the Firm or its employees related to and in appreciation for investment-related services rendered (including referrals), or for personal reasons (birthdays, achievements, holidays, weddings, anniversaries, retirement, etc.) are permitted by these procedures; provided that such gifts or gratuities are not in relation to the business of the employer of the recipient thereof; provided however that such gifts and gratuities which are paid for by the Firm will be assumed to be made in relation to the business of the employer of the recipient, if such an interpretation is at all plausible (i.e., if there is such an “employer” to be considered). The existence of a pre-existing personal or family relationship will be considered.

♦	Gifts made to executing broker-dealers or consultants (who might refer business to the Firm) must be approved by the Compliance department in advance through SCT.

♦	These procedures do not prohibit or restrict the giving of promotional items which are valued below $100.

♦	No employee may give or accept a gift or gratuity in relation to his or her employment with the Firm or its affiliates without the prior approval of the CCO or designated individual.

♦	No employee may intentionally use his or her position with the Firm to solicit or obtain any gift for himself or herself or the Firm from a client, supplier, person to whom the employee refers business, or any entity with which the Firm does business.

Business Entertainment:

♦	Reasonable (in amounts, value and frequency) business entertainment provided by or received by the Firm or its employees in connection with business development efforts or otherwise related to the business of the Firm are generally permitted by these procedures so long as it does not influence his or her business related judgment or decisions or investment recommendations.

♦	Business entertainment provided to or received from executing broker-dealers or consultants (who might refer business to the Firm) must be approved by the Compliance department in advance through SCT.

♦	Generally, absent exigent circumstances, the person or entity providing the business entertainment must be present; otherwise it will generally be viewed as a gift.

♦	For illustrative purposes, the following types of entertainment will generally be acceptable: sporting events, theater tickets, concert tickets, meals, resort experiences, and parties.

♦	Business Entertainment in excess of $250 per expenditure per recipient must be approved by the Compliance department in advance through SCT.

♦	Firm employees are prohibited from providing business entertainment to a customer representative (but not to a natural person customer itself) that is intended or designed to, or would be reasonably likely to, have the effect of causing such representative to act inconsistently with the customer’s best interests.

♦	Generally, meals where business is discussed (i.e., a business lunch) but which are not part of a traditional entertainment event, will not be considered business entertainment.

General:

♦	Gifts and business entertainment will generally be valued at the higher of cost and market value, and the value thereof shall be prorated equitably among multiple recipients.

♦	ERISA Plan related gifts and business entertainment: Neither the Firm nor any employee thereof shall give any gift or gratuity to, or provide any business entertainment to any ERISA Plan, or any service provider thereto or senior personnel thereof (generally, a trustee or other individual with decision-making authority relating to investment matters), without the prior approval of the president or compliance staff, provided that any such gifts, gratuities or business entertainment unrelated to the ERISA Plan or transactions therewith (such as gifts otherwise permissible hereunder to a trustee who also is a client in his own capacity or who has referred business to the Firm) will not generally be prohibited by these procedures. Generally, the following will be considered in deciding whether or not to approve a request to makes such a gift or incur such a business entertainment expense:

♦	Gifts and business entertainment provided to a union or union official that exceed de minimis amounts will not be approved

♦	Subject to lower limits provided elsewhere herein, expenditures not valued in excess of $250 per individual recipient per year will be treated as de minimis

♦	The gifts and business entertainment policies of the recipient or his or her employer will be considered

♦	Gifts and gratuities and business entertainment made or received must be consistent with customary business practice, not violate of any laws, and not capable of being construed as a bribe or payoff.

♦	All questions relating to the making or acceptance of gifts or gratuities or business entertainment should be addressed to the Compliance department, it being acknowledged that it shall not be the sole responsibility of the employee to determine whether a gift made is made in relation to the business of the employer of the recipient.

♦	Additionally, no Firm employee shall accept, on his or her own behalf in relation to his or her position at the Firm, or on behalf of the Firm (“Firm Related Gift or Business Entertainment Received”), anything of value, including gifts, payments, or gratuities, or business entertainment, which influences his or her business related judgment or decisions or investment recommendations.

♦	Acceptance of any Firm Related Gift or Business Entertainment Received in excess of $250 per donor per individual recipient per calendar year shall be approved in advance by the Compliance department through SCT. It is acknowledged that receipt of unsolicited gifts may not be able to be pre-approved, however such gifts should be entered as such in the Firm’s books and records and noted as unsolicited.

9.	CONFIDENTIALITY OF CLIENT INFORMATION

In the course of doing business, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Kovitz to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Kovitz’s current or former clients, is subject to the Code. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Kovitz’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Kovitz does not share Confidential Client Information with any third parties, except in the following circumstances:

●	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Kovitz will require that any financial intermediary, agent or other service provider utilized by Kovitz (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Kovitz only for the performance of the specific service requested by Kovitz;

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over Kovitz, or as otherwise required by any applicable law. In the event Kovitz is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Kovitz shall disclose only such information, and only in such detail, as is legally required;

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions, or liability.

Employee Responsibilities

All persons are prohibited, either during or after the termination of their employment with Kovitz, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Kovitz’s services to the client.

All persons are also prohibited from making authorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Kovitz, must return all such documents to Kovitz.

Any person who violated the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Kovitz enforces the following policies and procedures to protect the security of Confidential Client Information:

♦	The firm restricts access to Confidential Client Information to provide Kovitz’s services to clients;

♦	Any person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is require to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

♦	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

♦	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted in private, and care must be taken to avoid any unauthorized person overhearing or intercepting such conversations.

The same policies are applicable to the confidential personal information of our employees, officers and directors.

Privacy Policy

As a registered investment adviser, Kovitz and all supervised persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “non-public personal information” of natural person clients. “Non-public information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, Kovitz has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining, and enforcing Kovitz’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

B.	ENFORCEMENT

♦	Violations of this Code may result in disciplinary action, which could include warnings, fines, disgorgement of profit, suspension, regulatory disclosure, termination, and referral to civil or criminal authorities, where appropriate.

♦	All approvals will be given by the compliance staff, unless expressly provided otherwise in an Ancillary Policy.

♦	All deviations from, and exceptions to, the procedures and policies contained in this Code, are subject to the approval of the Chief Compliance Officer.

C.	RECORDKEEPING

♦	The Company will maintain the following records in accordance with the recordkeeping rules of the Investment Advisers Act and the Investment Company Act (where applicable) with respect to its Code, for the required length of time (generally, 5 years):

♦	A copy of each Code in effect at any time during the time period;

♦	A list of the Company’s supervised persons/employees/Access Persons at any time during the time period;

♦	Initial holdings reports, quarterly transaction reports, and annual holdings reports of the Company’s supervised persons/employees/Access Persons;

♦	Acknowledgements of receipt of the Company’s Code by each supervised person/employee/Access Person;

♦	Records showing all Outside Activities of the Company’s supervised persons/employees/Access Persons;

♦	Records showing investment accounts held by the Company’s supervised persons/employees/Access Persons (or accounts for which they have a beneficial interest) or by members of their immediate family and household, whether such accounts are held at the Company or elsewhere;

♦	Records showing “pre-approval” (or disapproval) of personal securities transactions covered under this Code;

♦	Records of violations of the Company’s Code, including records of actions taken with respect to such violations (e.g., remediation, discipline, termination, etc.).

MANUAL REVISION GRID

This procedure document is reviewed at least annually and updated, if necessary, to ensure alignment with regulatory requirements, industry best practices, and Kovitz’s risk management strategies.

Version #	Author	Origination or Revision Date	Reason for Change
1	Jeremy Wilson	1/2021	Update to personal trading section

Document Author(s):		Jeremy Wilson
Document Approved by:		Robert Contreras